Exhibit 99.1

CarCharging Announces Proposed Acquisition of 350Green, Potentially Expanding National Footprint for Electric Vehicle Charging Services
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Proposed acquisition would create the largest EV service provider in the U.S., With more than 1,000 EV charging service locations across the country

MIAMI, Fla. and LOS ANGELES, Calif., July 16, 2012
CarCharging Group, Inc. (OTCBB: CCGI), a leading provider of electric vehicle (EV) charging services, today announced that it has entered into a term sheet to acquire 350Green LLC, an owner and operator of EV charging stations throughout the United States. The deal is subject to the negotiation of the final terms of the definitive agreement and regulatory approval, and is anticipated to close between thirty and seventy-five days after the definitive agreement is signed.  CarCharging’s proposed acquisition of 350Green would position CarCharging as the largest public EV service provider in the United States, with more than 1,000 EV charging service locations installed to date. The acquisition would expand CarCharging’s contracts with major municipalities, including the City of Chicago, and further extend the company’s penetration into the West Coast market where EV adoption is expanding quickly. If acquisition of 350Green is consummated, CarCharging will have EV service contracts with nearly every major mall operator in the country.

“Our acquisition of 350Green significantly extends CarCharging’s footprint in providing EV charging services and infrastructure to support increased consumer demand and growing sales of electric vehicles,” said Michael D. Farkas, CEO of CarCharging. “We look forward to providing our combined partners and clients, as well as EV drivers, with the highest level of service for their EV charging needs.”

“Adding 600 EV charging stations in 20 markets to CarCharging network will create the most robust infrastructure network in the nation,” said Mariana Gerzanych, CEO of 350Green. “This partnership will be highly advantageous to the EV charging industry and will contribute significantly to the overall growth of the market.”

CarCharging and 350Green both have existing agreements with Walgreen’s, operating charging stations at stores across the country. 350Green has a partnership for EV charging services with Simon Property Group, Inc., the largest real estate investment trust in the United States, with interests in 339 commercial real estate properties in North America, Europe and Asia.

About Car Charging Group, Inc.
Car Charging Group, Inc. (OTCBB: CCGI) is a pioneer in nationwide public EV charging services, enabling drivers to easily refuel anytime, anywhere throughout North America. CarCharging provides a comprehensive turnkey electric vehicle charging service to commercial and residential property owners. Employing the most advanced technology, CarCharging has built a robust, feature-rich network for EV charging.  Headquartered in Miami Beach, FL with offices in San Jose, CA, and Barcelona, Spain, CarCharging’s business model is designed to accelerate the adoption of public EV charging services.  All installation, maintenance and related services are paid for by CarCharging, thus eliminating capital costs for property owners.  CarCharging has more than 40 strategic partnerships across multiple business sectors including multi-family residential and commercial properties, parking garages, shopping malls, retail parking, and municipalities. CarCharging’s partners include, but are not limited to, Ace Parking, Central Parking, Equity One, Equity Residential, Icon Parking, Rapid Parking, Related, USA Parking, Walgreens, The Pennsylvania Department of Environmental Protection, the City of Miami Beach, the City of West Palm Beach, and the City of Norwalk, Connecticut, which together manage or own a total of 6.4 million parking spaces.  For  more information about CarCharging, please visit www.CarCharging.com.

Car Charging/350 Green

July 16, 2012

About 350Green
350Green is a project developer that designs, builds and operates scalable networks of plug-in electric vehicle (EV) charging stations across the US. The company distributes its stations by partnering with retail hosts at select, high-traffic shopping centers and other places near where EV drivers live and work, to create an expansive and convenient network of EV charging locations.  Current projects totaling several hundred chargers are underway in Chicago, the State of Pennsylvania, and the San Francisco Bay Area. More information on 350Green and its projects can be found at its website, www.350green.com.

Forward-Looking Safe Harbor Statement:
This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future.  Those statements include statements regarding the intent, belief or current expectations of Car Charging Group, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.  Car Charging Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changes.

CarCharging Media Contact:
Sue Jessee
Sue@CarCharging.com
(913) 209-3860

CarCharging Investor Relations:
Constellation Asset Advisors, Inc.
(415) 524-8500
www.ConstellationAA.com